                                  Exhibit 24.1

                              CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Clifford E. Lai, has authorized and designated John J. Feeney, Jr., Jonathan C. Tyras, Josielyne K. Pacifico
 and Waheed Olowa to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of RMK Multi-Sector
 High Income Fund, Inc. (the "Company"). The authority of John J. Feeney, Jr.,
 Jonathan C. Tyras, Josielyne K. Pacifico and Waheed Olowa under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that John J. Feeney, Jr., Jonathan C. Tyras, Josielyne K. Pacifico
 and Waheed Olowa are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities
 Exchange Act of 1934.

 Date: July 21, 2008

 /s/ Clifford E. Lai
 --------------------
 Clifford E. Lai